EXHIBIT 99


30DC Announces Launch of New Corporate Website

New York, NY, April 24, 2013, 30DC, Inc. (OTC: TDCH), a provider of web-based tools for the monetization of digital content, today announced that it has launched a new corporate website. The website address (www.30dcinc.com) has not changed; however, visitors will find that the website incorporates a fresh, clean look, and expands the amount of available information on the Company including information pertaining to the Company's current business model and corporate strategy.

2012 was a year of significant progress for 30DC, which included the development, launch, and eventual full acquisition of the MagCast platform and the Market ProMax online marketing system. Management believes the Company's Market ProMax unit, acquired at the end of last year, has the potential to be an important part of the company's growth expanding the company's product portfolio and creating new business opportunities for our customers developing and marketing digital products.

"We are committed to educating web publishers of user generated content 30DC's expanded products and services, and how they might use those products for online success, said Ed Dale, CEO of 30DC.

Mr Dale went on to elaborate further, "We developed this new Web site to better serve our customers, investors and others interested in 30DC with complete, accurate and up-to-date information about our Company, and its business units. We have not only expanded the amount of information available on the web site; we have also organized it for ease of access and clarified it for ease of understanding."

Henry Pinskier, Chairman of 30DC, commented, "We are excited to announce the launch of our new website that reflects not only the spirit and vision of the company, but its growth and development as well. The site is the result of our continuing effort across our organization to consolidate and brand all our business units under the 30DC corporate umbrella, and to meet the diverse needs of product users worldwide. "

About 30DC

30DC provides web-based tools for the monetization of digital content. For addition information on 30DC, please download a corporate fact sheet:

http://30dcinc.com/investors/news

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact.

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The  information  contained  in such  statements  is beyond  the  ability of the
Company to  control,and  in many cases the Company  cannot  predict what factors
would  cause  results  to  differ   materially  from  those  indicated  in  such
statements.  All  forward-looking  statements in the press release are expressly
qualified   by   these   cautionary   statements   and  by   reference   to  the
underlyingassumptions.

For additional: Ted Greenberg CFO 30DC, Inc. Phone: 212-962-4400 Ext 83 E-mail: ted.greenberg@30dcinc.com or visit http://www.30dcinc.com

Source: 30DC, Inc